SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): August 21, 2000



                          SIGNAL APPAREL COMPANY, INC.
             (Exact name of Registrant as specified in its charter)



         Indiana                      1-2782                     62-0641635
     (State or other                (Commission               (I.R.S. Employer
      jurisdiction                 File Number)              Identification No.)
    of incorporation)



34 Englehard Avenue, Avenel, New Jersey                      07001
(Address of principal executive offices)                   (zip code)


Registrant's telephone number, including area code (732) 382-2882

Item 5. Other Events

     On August 25, 2000, Signal Apparel Company, Inc. (the "Company") issued the following statement concerning (i) the status of its senior indebtedness and of the indebtedness under its 5% Convertible Debentures due March 3, 2002 and (ii) a notice received from Messrs. Zvi Ben-Haim and Michael Harary, directors and executive officers of the Company, purporting to exercise certain rights in their capacity as former shareholders of Tahiti Apparel, Inc. under the Asset Purchase Agreement pursuant to which the Company acquired substantially all of the assets of Tahiti Apparel, Inc. effective March 22, 1999:


                    SIGNAL APPAREL PROVIDES FINANCING UPDATE

     Signal Apparel Company, Inc. (OTCBB:SIAY) announced today that its senior lender has extended until August 30, 2000 the period in which the Company must reduce its permitted overadvance facility to the level required by the Company's Revolving Credit, Term Loan and Security Agreement with the senior lender. The Company previously reported in its Form 10-Q for the quarter ended June 30, 2000 that the Company's senior lender had extended until August 15, 2000 the period in which the Company must reduce its permitted overadvance facility to the level required by the credit agreement.

     The Company also announced that it has received a letter dated August 21, 2000 from Messrs. Zvi Ben-Haim and Michael Harary, formerly shareholders of Tahiti Apparel, Inc. and presently Directors of the Company and the President and Executive Vice President of the Company, respectively, alleging that a "financing default" has occurred under the Asset Purchase Agreement whereby the Company acquired the business and assets of Tahiti Apparel, Inc. in March 1999. Specifically, Messrs. Ben-Haim and Harary allege that the Company has failed to provide sufficient financing to finance the sales of its Tahiti Apparel division to the level called for by the Asset Purchase Agreement. The Asset Purchase Agreement provides that in the event of such a "financing default", these former stockholders of Tahiti Apparel have the option to purchase the assets of Tahiti Apparel as they presently exist within Signal by tendering shares of the Company's Common Stock received in the initial acquisition of the assets and business of Tahiti Apparel and assuming the liabilities of the Tahiti Apparel division incurred in the ordinary course. By their August 21 letter, Messrs. Ben-Haim and Harary purport to exercise this option. The Company is presently determining whether or not a "financing default" has occurred.

     The Company also continues to be in default under its $5 million of 5% convertible debentures placed with two institutional investment groups as a result of the previously announced delisting of the Company's Common Stock from the New York Stock Exchange as of June 8, 2000. The holders of the debentures have not provided notice to the Company of any intent to accelerate repayment of the debentures.

     The Company is presently exploring a number of alternatives with respect to the above matters.

     As stated in the announcement, the Company is exploring a number of possible responses to these developments and not yet settled on a definitive course of action. There can be no guarantee that the senior lender will provide any additional extension beyond August 30, 2000 if the Company is not able to reduce its permitted overadvance facility to the level required by the Company's Revolving Credit, Term Loan and Security Agreement. At present, the Company does not have funds available to meet this requirement. If the senior lender were to accelerate the maturity of the Company's indebtedness under its factoring agreement, or if the holders of the Company's 5% Convertible Debentures due March 3, 2002 were to accelerate repayment of the debentures, the Company would not have funds available to repay either of such debts.


Item 7. EXHIBITS.

Exhibit 10.1 Letter agreement dated August 23, 2000 extending the time period for compliance with certain terms, between the Company and its senior lender, GMAC Commercial Credit LLC, as successor to BNY Financial Corporation, in its own behalf and as agent for other participating lenders.

Exhibit 99.1 Letter dated August 21, 2000 addressed to the Company from Messrs. Zvi Ben-Haim and Michael Harary, purporting to exercise certain rights under the Asset Purchase Agreement dated as of December 17, 1998, by and among the Company, Tahiti Apparel, Inc. and the stockholders of Tahiti Apparel, Inc. (as amended by Amendment No. 1 thereto dated March 16, 1999 and Amendment No. 2 thereto dated April 15, 1999).

Exhibit 99.2 Letter dated August 24, 2000 addressed to the Company from counsel to Messrs. Zvi Ben-Haim and Michael Harary, requesting certain records in connection with their purported exercise of certain contract rights by letter dated August 21, 2000.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 29, 2000                      SIGNAL APPAREL COMPANY, INC.


                                            By: /s/ Robert J. Powell
                                               -----------------------------
                                               Robert J. Powell
                                               Vice President,
                                               General Counsel & Secretary